EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of American Superconductor Corporation of our report dated March 23, 2007, except as it relates to Note 2, as to which the date is June 13, 2007, relating to the financial statements of Windtec Consulting GmbH, which appears in Amendment No. 2 to the Current Report on Form 8-K of American Superconductor Corporation dated January 5, 2007. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PwC Wirtschaftsprüfung GmbH

Wirtschaftsprüfungs-und

Steuerberatungsgesellschaft

ErdbergstraBe 200

A-1030 Vienna

June 19, 2007